JPMORGAN DISTRIBUTION SERVICES, INC.

JPMORGAN INSURANCE TRUST DISTRIBUTION FEE AGREEMENT

THIS AGREEMENT is made as of the 1st day of December, 2014 by and between JPMorgan Distribution Services, Inc. (“JPMDS”), and Pacific Select Distributors, Inc (the “Financial Intermediary”).

WHEREAS, the Pacific Life Insurance Company and Pacific Life & Annuity Company (referred to collectively in this Agreement as, the “Company”) and the JPMorgan Insurance Trust (the “Trust”) have entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase Class 2 shares (“Shares”) of certain portfolios of the Trust (each, a “Portfolio”; collectively, the “Portfolios”) listed in Exhibit A.

WHEREAS, The Portfolios will serve as investment vehicles under the variable annuity or life insurance contracts offered by the Company listed in Exhibit A, which may be amended from time to time (“Contracts”).

WHEREAS, JPMDS as the distributor of the Trust, recognizes that the Financial Intermediary as the registered broker-dealer distributing the Contracts will provide distribution services valuable to the Portfolios in the course of soliciting applications for the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Financial Intermediary and JPMDS agree as follows:

A.	Financial Intermediary.

1.	Status of Financial Intermediary.

Financial Intermediary represents and warrants to JPMDS:

(a)

That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 (“Exchange Act”); that it is registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Exchange Act; that it is a member of the National Association of Securities Dealers, Inc. (“NASD”) or, in the alternative, that it is a foreign dealer not eligible for membership in the NASD but nevertheless agrees to abide by all the rules and regulations of the SEC and the NASD which are binding upon underwriters and dealers in the distribution of securities of open-end investment companies; that its customers’ accounts are insured by the Securities Investors Protection Corporation (“SIPC”); and that, during the term of this Agreement, it will abide by all of the rules and regulations of the NASD including, without limitation, the NASD Conduct Rules. Financial Intermediary agrees to notify JPMDS immediately in the event of (1) the termination of its coverage by the SIPC, (2) its expulsion or suspension from the NASD or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Financial Intermediary’s expulsion from the NASD will automatically terminate this Agreement immediately without notice. Suspension of Financial Intermediary from the NASD for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon JPMDS’ written notice of termination to Financial Intermediary; or

(b)

That it is a bank, as that term is defined in Section 3(a)(6) of the Exchange Act, that engages in activities described in Section 3(a)(4) of the Exchange Act and that, during the term of this Agreement, it will abide by the rules and regulations of those state and federal authorities with appropriate jurisdiction over the Financial Intermediary, especially those regulations dealing with the activities of the Financial Intermediary as described under this Agreement. Financial Intermediary agrees to notify JPMDS immediately of any action by or communication from state or federal banking authorities, state securities authorities, the SEC, or any other party which may affect its status as a bank or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Any action or decision of any of the foregoing regulatory authorities or any court of appropriate jurisdiction which affects Financial Intermediary’s ability to act in accordance with the terms of this Agreement, including the loss of its exemption from registration as a broker, will terminate this Agreement effective upon JPMDS’ written notice of termination to Financial Intermediary; and

(c)	That Financial Intermediary is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary; and

(d)

That if it plans to participate in the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”), and/or the NSCC’s Networking system (“Networking”), Financial Intermediary is a member of the NSCC or otherwise has access to Fund/SERV and it has executed and filed with the NSCC the standard Networking agreement.

2.	Financial Intermediary Acts as Contract Underwriter.

The parties agree that in performing its services under this Agreement:

(a)	Financial Intermediary is acting as agent for the Contract owners;

(b)	The Contract owner is for all purposes the customer of Financial Intermediary;

(c)	Each transaction reflects solely orders of the Contract owners;

(d)	As between Financial Intermediary and the Contract owner, the Contract owner will have full beneficial ownership of all Shares; and

(e)	Each transaction shall be for the Separate Accounts and not for Financial Intermediary’s account; and

(f)

Except for the limited purpose of receiving orders for Share transactions from Contract owners as described in Section B of this Agreement, Financial Intermediary shall have no authority to act as agent for JPMDS or the Funds.

B.	Sales of Portfolio Shares.

1. Offer and Sale of Shares

Financial Intermediary will offer and sell Shares only in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), Article 2 of the Participation Agreement and applicable rules, regulations and requirements.

2.	Execution of Orders for Purchase and Redemption of Shares.

(a)	All accepted orders for the purchase of any Shares shall be executed in accordance with the provisions of Article 2 of the Participation Agreement.

(b)

The Financial Intermediary agrees that neither the Portfolios, JPMDS nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by a Contract owner or (ii) to determine the suitability of a particular Portfolio or class of Shares for such Contract owner. The Portfolios, JPMDS and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Portfolios by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or Contract owner resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

(c)

Payments for Shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, JPMDS reserves the right, without notice, to cancel the sale and to hold the Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

(d)

Financial Intermediary confirms that it will be considered the Portfolios’ agent for the sole purpose of receiving purchase and redemption orders from Contract owners and transmitting them to the Portfolios.

(e)

Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Portfolios, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);
(ii)	the provisions of this Agreement;
(iii)	the Prospectus and Statement of Additional Information; and
(iv)	Article 2 of the Participation Agreement.

(f)	Financial Intermediary further certifies that it:

(i)

has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii)	will provide information and further certification to JPMDS or its designee to verify compliance with this Section B.2; and

(iii)

will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time.

(g)	Financial Intermediary certifies that it has received a copy of the Participation Agreement and has read Article 2 thereof.

(h)

Financial Intermediary agrees that it will comply with Articles 4.2, and 4.8 of the Participation Agreement and Articles 3.2(a) and 3.2(b) with respect to delivery of documents applicable to the Company as if such obligations are applicable to it.

C.	Distribution Services and Fees.

1.	Agreement to Provide Distribution Services.

JPMDS hereby appoints Financial Intermediary to furnish sales and marketing services in connection with the Contracts to Contract owners who, through the Separate Account, beneficially invest in and own Shares that pay a distribution fee under distribution plans adopted by the Portfolios pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”).

2.	Asset-Based Sales Loads Payable to Financial Intermediary.

During the term of this Agreement, JPMDS will pay Financial Intermediary Rule 12b-1 Fees as set forth in the Prospectus. JPMDS may, in its sole discretion, reduce the amount of, or eliminate entirely, Rule 12b-1 Fee payments. In addition, Rule 12b-1 Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Trust or by vote of a majority of the outstanding Shares. JPMDS reserves the right not to pay Rule 12b-1 Fees to Financial Intermediary if Financial Intermediary’s 12b-1 Fee payments for a given month are deemed to be de minimis. JPMDS currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

Financial Intermediary’s acceptance of Rule 12b-1 Fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Financial Intermediary accepts a fee hereunder) that it is authorized to receive Rule 12b-1 Fees for the distribution services it provides under this Agreement.

D. Indemnification.

1.

Financial Intermediary shall indemnify and hold harmless JPMDS, each Portfolio, the transfer agent of the Portfolios, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(b)

any actions or omissions of JPMDS, any Portfolio, the transfer agent of the Portfolios, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(c)

any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

2.

JPMDS shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(b)

any alleged untrue statement of a material fact contained in any Portfolio’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(c)

any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

3.

Neither JPMDS nor Financial Intermediary shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability, which the parties may otherwise have.

4.

The agreement of the parties in this Section D to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (4) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

5.	The provisions of this Section D shall survive the termination of this Agreement.

E.	Contract Owner Names Proprietary to Financial Intermediary.

1.

All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to Contract owners investing in Shares are and shall remain the sole property of the Portfolios and the Financial Intermediary and shall not be disclosed to or used by the Portfolios, the Financial Intermediary, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Portfolios or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section E shall not prohibit the Financial Intermediary, the Portfolios, JPMDS, or any of their affiliates from utilizing the names of Contract owners for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

2.	If applicable, Financial Intermediary will deliver the Portfolios’ privacy policy as required by Regulation S-P.

3.	The provisions of this Section E shall survive the termination of this Agreement.

F, Anti-Money Laundering Program.

Financial Intermediary represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of the customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual

AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Portfolios and/or JPMDS with any requested information about its customers and their Portfolio accounts in the event that the Portfolios and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

G.	Miscellaneous.

1.	ERISA Assets.

To the extent Shares are purchased by Contract owners through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), Financial Intermediary represents and warrants that it either:

(a)

is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b)

its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

2. Use of Names.

Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Portfolios in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

3.	Security Against Unauthorized Use of Portfolios’ Recordkeeping Systems.

Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Portfolios’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Portfolios or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMDS.

4. Notices.

(a)	Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by:

(i)	personal delivery;

(ii)	postage prepaid, registered or certified United States first class mail, return receipt requested;

(iii)	overnight courier services; or

(iv)	facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

(b)	Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

5.	Records.

Financial Intermediary will maintain all records required to be kept by state and federal law regulation or rules relating to transactions in Shares and, upon request by the Portfolios, will promptly make such records available to the Portfolios or their designee.

6. Effective Date, Amendment and Termination.

(a)

This Agreement shall become effective as of the date executed by JPMDS or as of the first date thereafter upon which Financial Intermediary executes any transaction, performs any service, or receives any payment pursuant hereto. This Agreement supersedes any other agreements between the parties with respect to the offer and sale of Shares and other matters covered herein.

(b)

This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Portfolio, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Trust, including a majority of the members of the Board of the Trust who are not interested persons of the Portfolios cast in person at a meeting called for that purpose.

(c)

This Agreement may be amended by JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to Financial Intermediary’s address, as shown below. If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary’s objection must be in writing and be received by JPMDS within such thirty days.

(d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i)

at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Trust who are not interested persons of the Portfolios or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)

automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between a Portfolio and JPMDS, or upon the termination of the applicable distribution plan(s); and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice.

(e)	The termination of this Agreement with respect to any one Portfolio will not cause the Agreement’s termination with respect to any other Portfolio.

7. Authorization.

Financial Intermediary and JPMDS each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.

8. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

JPMORGAN DISTRIBUTION SERVICES, INC.	FINRA CRD Number: 104234
Street Address:
460 Polaris Parkway, OH1-1235
Columbus, Ohio 43082
Phone: (614) 901-1250
Fax: (614) 213-6324

By: /s/ Robert L. Young

Name: Robert L. Young

Title: Managing Director

Date: 12-17-14

PACIFIC SELECT DISTRIBUTORS, INC.	FINRA CRD Number: 4452

Street Address:

700 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 219-3881

Fax: (949) 219-4021

By: /s/ Adrian S. Griggs

         Authorized Signature

Chief Executive Officer
Title

Adrian S. Griggs
Print Name or Type Name

12-5-14
Dated

Attest: /s/ Brandon J. Cage

         Brandon J. Cage, Assistant Secretary

EXHIBIT A

SEPARATE ACCOUNTS AND CONTRACTS

Separate Accounts:

All separate Accounts utilizing any Trust Portfolio

Contracts:

All Contracts funded by the separate Accounts that utilize any Trust Portfolio

PORTFOLIOS

JPMorgan Insurance Trust Income Builder Portfolio Class 2

JPMorgan Insurance Trust Global Allocation Portfolio Class 2